                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                          Momenta Pharmaceuticals, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    60877T101
                                 (CUSIP Number)

                                December 30, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 16
                            Exhibit Index on Page 13

CUSIP NO. 60877T101                   13 G                          Page 2 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Partners III, L.P. ("PVP III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     1,743,132 shares, except that Polaris Venture Management Co. III, L.L.C. ("Polaris III"), the general partner of PVP III, may be deemed to have sole power to vote these shares, and Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire") and Alan G. Spoon ("Spoon"), the managing members of Polaris III, may be deemed to have shared power to vote these shares.

  NUMBER OF     ----------------------------------------------------------------
    SHARES      6    SHARED VOTING POWER
 BENEFICIALLY        See response to row 5.
OWNED BY EACH
  REPORTING     ----------------------------------------------------------------
    PERSON      7    SOLE DISPOSITIVE POWER
     WITH            1,743,132 shares, except that Polaris III, the general
                     partner of PVP III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,743,132

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.72%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 3 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Partners Entrepreneurs' Fund III, L.P. ("Entrepreneurs' III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     45,301 shares, except that Polaris III, the general partner of Entrepreneurs' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to vote these shares.

                ----------------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
    SHARES           See response to row 5.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
    PERSON           45,301 shares, except that Polaris III, the general partner
     WITH            of Entrepreneurs' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                          45,301

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.14%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 4 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Partners Founders' Fund III, L.P. ("Founders' III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     27,497 shares, except that Polaris III, the general partner of Founders' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to vote these shares.

                ----------------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
    SHARES           See response to row 5.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
    PERSON           27,497 shares, except that Polaris III, the general partner
     WITH            of Founders' III, may be deemed to have sole power to
                     dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                          27,497

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.09%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                       13 G                      Page 5 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Management Co. III, L.L.C. ("Polaris III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     1,816,380 shares, of which 1,743,132 are directly owned by PVP III, 45,301 are directly owned by Entrepreneurs' III and 27,497 are directly owned by Founders' III. Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to vote these shares.

                ----------------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
    SHARES           See response to row 5.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
    PERSON           1,816,380 shares, of which 1,743,132 are directly owned by
     WITH            PVP III, 45,301 are directly owned by Entrepreneurs' III
                     and 27,497 are directly owned by Founders' III. Polaris
                     III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,816,380

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.96%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              OO
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 6 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Jonathan A. Flint ("Flint")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     369 shares.

                ----------------------------------------------------------------
                6    SHARED VOTING POWER
                     1,816,380 shares, of which 1,743,132 are directly owned by
                     PVP III, 45,301 are directly owned by Entrepreneurs' III
                     and 27,497 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                     Founders' III. Flint is a managing member of Polaris III,
                     and may be deemed to have shared power to vote these
                     shares.
  NUMBER OF
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY   7    SOLE DISPOSITIVE POWER
OWNED BY EACH        369 shares.
  REPORTING
    PERSON      ----------------------------------------------------------------
     WITH       8    SHARED DISPOSITIVE POWER
                     1,816,380 shares, of which 1,743,132 are directly owned by
                     PVP III, 45,301 are directly owned by Entrepreneurs' III
                     and 27,497 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                     Founders' III. Flint is a managing member of Polaris III,
                     and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,816,749

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.96%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                       13 G                      Page 7 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Terrance G. McGuire ("McGuire")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     0 shares.

                ----------------------------------------------------------------
                6    SHARED VOTING POWER
                     1,816,380 shares, of which 1,743,132 are directly owned by
                     PVP III, 45,301 are directly owned by Entrepreneurs' III
                     and 27,497 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
  NUMBER OF          Founders' III. McGuire is a managing member of Polaris III,
    SHARES           and may be deemed to have shared power to vote these
 BENEFICIALLY        shares.
OWNED BY EACH
  REPORTING     ----------------------------------------------------------------
    PERSON      7    SOLE DISPOSITIVE POWER
     WITH            0 shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     1,816,380 shares, of which 1,743,132 are directly owned by PVP III, 45,301 are directly owned by Entrepreneurs' III and 27,497 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and Founders' III. McGuire is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                       1,816,380

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.96%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                       13 G                      Page 8 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Alan G. Spoon ("Spoon")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     0 shares.
                ----------------------------------------------------------------

                6    SHARED VOTING POWER
                     1,816,380 shares, of which 1,743,132 are directly owned by
                     PVP III, 45,301 are directly owned by Entrepreneurs' III
                     and 27,497 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
  NUMBER OF          Founders' III. Spoon is a managing member of Polaris III,
    SHARES           and may be deemed to have shared power to vote these
 BENEFICIALLY        shares.
OWNED BY EACH
  REPORTING     ----------------------------------------------------------------
    PERSON      7    SOLE DISPOSITIVE POWER
     WITH            0 shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     1,816,380 shares, of which 1,743,132 are directly owned by PVP III, 45,301 are directly owned by Entrepreneurs' III and 27,497 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and Founders' III. Spoon is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                       1,816,380

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.96%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                       13 G                      Page 9 of 16


ITEM 1(A). NAME OF ISSUER

     Momenta Pharmaceuticals, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     43 Moulton Street
     Cambridge, Massachusetts 02138

ITEM 2(A). NAME OF PERSONS FILING

     This Statement is filed by Polaris Venture Partners III, L.P., a Delaware limited partnership ("PVP III"), Polaris Venture Partners Entrepreneurs' Fund III, L.P., a Delaware limited partnership ("Entrepreneurs' III"), Polaris Venture Partners Founders' Fund III, L.P., a Delaware limited partnership ("Founders' III"), Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company ("Polaris III"), Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire") and Alan G. Spoon ("Spoon"). Flint, McGuire and Spoon are the managing members of Polaris III. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

     Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III. Flint, McGuire and Spoon are the managing members of Polaris III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III.

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

     The address for each of the Reporting Persons is:

     Polaris Venture Partners
     1000 Winter Street, Suite 3350
     Waltham, Massachusetts 02451

ITEM 2(C) CITIZENSHIP

     PVP III, Entrepreneurs' III and Founders' III are Delaware limited partnerships; Polaris III is a Delaware Limited Liability Company; Flint, McGuire and Spoon are United States citizens.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

     Common Stock
     CUSIP # 60877T101

ITEM 3. Not Applicable

ITEM 4. OWNERSHIP

     The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 30, 2005:

          (a)  Amount beneficially owned:

               See Row 9 of cover page for each Reporting Person.

          (b)  Percent of Class:

CUSIP NO. 60877T101                       13 G                     Page 10 of 16


               See Row 11 of cover page for each Reporting Person.

          (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the vote:

                         See Row 5 of cover page for each Reporting Person.

                    (ii) Shared power to vote or to direct the vote:

                         See Row 6 of cover page for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:

                         See Row 7 of cover page for each Reporting Person.

                    (iv) Shared power to dispose or to direct the disposition
                         of:

                         See Row 8 of cover page for each Reporting Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Under certain circumstances set forth in the limited partnership agreements of PVP III, Entrepreneurs' III and Founders' III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     Not applicable.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006


POLARIS VENTURE PARTNERS III, L.P.,     /s/ Kevin Littlejohn
a Delaware Limited Partnership          ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,          ----------------------------------------
a Delaware Limited Partnership          Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,               ----------------------------------------
a Delaware Limited Partnership          Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE
MANAGEMENT CO. III, L.L.C.,             /s/ Kevin Littlejohn
a Delaware Limited Liability Company    ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


JONATHAN A. FLINT                       /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory

TERRANCE G. MCGUIRE                     /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


ALAN G. SPOON                           /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory

                                  EXHIBIT INDEX

                                                                      Found on
                                                                    Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                     14
Exhibit B: Reference to Kevin Littlejohn as Authorized Signatory         16

                                    EXHIBIT A

                            Agreement of Joint Filing

          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Momenta Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: February 13, 2005


POLARIS VENTURE PARTNERS III, L.P.,       /s/ Kevin Littlejohn
a Delaware Limited Partnership            --------------------------------------
                                          Signature
                                          Kevin Littlejohn
                                          Authorized Signatory


POLARIS VENTURE PARTNERS                  /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,            --------------------------------------
a Delaware Limited Partnership            Signature
                                          Kevin Littlejohn
                                          Authorized Signatory


POLARIS VENTURE PARTNERS                  /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,                 --------------------------------------
a Delaware Limited Partnership            Signature
                                          Kevin Littlejohn
                                          Authorized Signatory


POLARIS VENTURE                           /s/ Kevin Littlejohn
MANAGEMENT CO. III, L.L.C.,               --------------------------------------
a Delaware Limited Liability Company      Signature
                                          Kevin Littlejohn
                                          Authorized Signatory


JONATHAN A. FLINT                         /s/ Kevin Littlejohn
                                          --------------------------------------
                                          Signature
                                          Kevin Littlejohn
                                          Authorized Signatory

TERRANCE G. MCGUIRE                       /s/ Kevin Littlejohn
                                          --------------------------------------
                                          Signature
                                          Kevin Littlejohn
                                          Authorized Signatory


ALAN G. SPOON                             /s/ Kevin Littlejohn
                                          --------------------------------------
                                          Signature
                                          Kevin Littlejohn
                                          Authorized Signatory

                                    EXHIBIT B

              REFERENCE TO KEVIN LITTLEJOHN AS AUTHORIZED SIGNATORY

Kevin Littlejohn has signed the enclosed documents as Authorized Signatory. Note that copies of the applicable Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory are already on file with the appropriate agencies.